Exhibit 10.3

April 14, 2022
BY EMAIL

Sascha Rene Kelterborn

Dear Sascha:

In recognition of your contributions to Microvast Holdings, Inc. (together with its subsidiaries and affiliates, the “Company”) as the Chief Revenue Officer of the Company and Managing Director of Microvast EMEA, we are pleased to offer you the position of President of the Company on the terms set forth in this letter agreement (this “Letter”), which for the avoidance of doubt, supplement the terms of that certain Managing Director Services Agreement, dated as of June 1, 2017, by and between you and Microvast GmbH (the “Services Agreement”).

Effective as of April 14, 2022 (the “Effective Time”), you will serve as the President of the Company, reporting to the Chief Executive Officer of the Company. Your duties and responsibilities will be commensurate with those typically provided by a president of a company that is required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, including overseeing the day-to-day management and operations of the business.

The Company will make a good faith effort to assist you to secure a work permit or visa permitting you and your spouse to live and work in the United States of America. Following approval of your work permit or visa, you will promptly relocate to the United States of America to a region mutually agreeable to you and the Company. Until such time as your work permit or visa are approved, you will continue to provide services in your new role as President of the Company in Berlin and remain subject to (i) remote working during the current pandemic; (ii) periodic travel to the Company’s other worldwide locations; and (iii) such other reasonable travel as the performance of your duties and the business of the Company may require.

Your annual base salary rate will be $400,000, payable in substantially equal installments at such intervals as may be determined by the Company Group in accordance with its ordinary payroll practices as established from time to time. In addition to any other benefits for which you may be eligible, on or as soon as administratively practicable after the Effective Time, you will be granted options to acquire 800,000 shares of Company common stock, vesting in equal installments on each of the first, second and third anniversaries of the grant date, subject to your continued employment through each vesting date and otherwise subject to approval by the Compensation Committee of the Company’s Board of Directors and the terms and conditions of the applicable award agreement and the Microvast Holdings, Inc. 2021 Equity Incentive Plan.

The Company will reimburse you and/or cover the cost of all reasonable expenses incurred during the duration of your employment as President of the Company related to securing a work permit or visa permitting you and your spouse to live and work in the United States. In addition, the Company will reimburse you for reasonable expenses incurred in connection with your relocation to the United States (following approval of your work permit or visa), in-line with estimates provided to and approved in advance by the Company, which will not include any costs related to the purchase or sale of your home or any losses from the purchase or sale of your home. In addition, following your relocation to the United States, the Company will provide you with a temporary housing allowance equal to $10,000 per month to facilitate your relocation for a period not to exceed two years. The temporary housing allowance shall be subject to applicable withholding taxes.

Except as supplemented by this Letter, all other terms of the Services Agreement continue to apply in full force and effect. You and the Company agree to execute such additional documents and take such other steps as may be necessarily or advisable, including any amendments to the Services Agreement in accordance with German law or the entry into a new employment contract in accordance with the laws of the United States, to implement this Letter and the intent hereof.

Please let me know if you have any questions. If you wish to accept this offer to serve as President of the Company, please sign below and return this Letter to the Company as soon as possible.

Sincerely,

MICROVAST HOLDINGS, INC.

/s/ Yang Wu

Yang Wu
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Sascha Rene Kelterborn
Signed
Name: Sascha Rene Kelterborn

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